Woodward Reports Second Quarter and Six Months Results

FORT COLLINS, CO -- (Marketwire - April 22, 2010) - Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its second quarter of fiscal year 2010. (All per share amounts are presented on a fully diluted basis.)

Quarterly Highlights

-- Net sales for the fiscal 2010 second quarter were $349.4 million, an increase of 4 percent from $334.7 million in the second quarter of last year. Organic net sales(1) for the 2010 second quarter were
   $290.2 million, down 13 percent from the second quarter of 2009.
-- Total EBIT(2) for the quarter was $43.0 million compared to
   $31.3 million in the second quarter of the prior year. Excluding pre-tax special charges of $16.6 million incurred in the second quarter of 2009, as shown below, total EBIT was down 10 percent.
   Organic EBIT in the second quarter of 2010 was $34.7 million, down 28 percent from $47.9 million in the same quarter of 2009 excluding the special charges recorded in the prior year.
-- Earnings per share were $0.34 for the quarter as compared with $0.27 for the same quarter last year. Excluding special charges, earnings per share in the same quarter last year were $0.43.
-- Free cash flow (defined as cash provided by operating activities less capital expenditures) for the quarter was $59.6 million and debt reduction totaled $61.0 million for the quarter.

Year-to-Date Highlights

-- Net sales for the first six months of fiscal 2010 were $688.7 million, an increase of 1 percent from $679.4 million in the first six months of last year. Organic net sales for the first six months of 2010 were
   $571.3 million, down 16 percent from $679.4 million in the first six months of 2009.
-- Year-to-date EBIT was $82.7 million compared to $75.4 million in the same period of the prior year. Excluding pre-tax special charges of
   $16.6 million incurred in the second quarter of 2009, total EBIT was down 10 percent. Organic EBIT in the first half of 2010 was
   $68.3 million, down 9 percent from $75.4 million in the first half of 2009. Excluding the 2009 special charges, EBIT was down 26 percent.
-- Earnings per share were $0.66 in both the six-month period this year and last. Excluding the 2009 special charges of $0.16 per share shown below, earnings per share were $0.82 for the first six months of 2009.
-- Free cash flow for the first six months of fiscal year 2010 was
   $111.8 million, and debt reduction totaled $108.6 million for the six-month period.

Net sales for the fiscal 2010 second quarter were $349.4 million, an increase of 4 percent from $334.7 million for the 2009 second quarter. Foreign currency exchange rates had a favorable impact on net sales of approximately $5 million for the 2010 second quarter.

EBIT was $43.0 million for the second quarter of 2010 compared to $31.3 million for the second quarter of 2009. The second quarter of 2009 included special pre-tax charges of $16.6 million, or $0.16 per share, as detailed below. EBIT was significantly impacted by organic sales volume declines across all reported business segments, partially offset by approximately $11 million of savings resulting from cost reduction actions primarily taken in the prior year and the impact of the acquisition of HRT. Foreign currency exchange rates also had a favorable impact on EBIT of approximately $1 million for the 2010 second quarter.

Net earnings(3) for the 2010 second quarter were $24.1 million, or $0.34 per share, compared with $18.5 million, or $0.27 per share, in the 2009 second quarter. Excluding special charges, earnings per share in the same quarter last year were $0.43. The tax rate for the second quarter of 2010 was 32.5 percent compared to 25.5 percent for the same quarter of 2009. The 2009 quarter was favorably impacted by the resolution of prior year tax matters.

Organic net sales (which excludes $59.1 million of Airframe Systems' segment external sales attributable to the HRT acquisition) for the 2010 second quarter were $290.2 million, down 13 percent from $334.7 million in the 2009 second quarter. Organic EBIT (which excludes $8.3 million of Airframe Systems' segment earnings attributable to the HRT acquisition) was $34.7 million, up 11 percent from $31.3 million in the same quarter of 2009.

On a year-to-date basis, net sales for the first six months of fiscal 2010 were $688.7 million, an increase of 1 percent from $679.4 million from the six-month period last year. Net earnings for the first half of the year were $46.4 million, or $0.66 per share, compared with $45.5 million, or $0.66 per share, in the same period last year. Net earnings for the second quarter of last year included special charges of $0.16 per share, as shown below. Foreign currency exchange rates had a favorable impact of approximately 2 percent on net sales and approximately $0.02 per share on net earnings for the first six months of 2010.

"This quarter our sequential revenue has increased, a sign that conditions have begun to stabilize," said Thomas A. Gendron, Chairman and Chief Executive Officer. "During this tough economic period, thanks to the efforts of our entire team, we have remained focused on our strategic priorities and we believe we are well-positioned to capitalize on the upturns in our markets as they materialize."

        Special Charges Summary Second Quarter of Fiscal Year 2009

           Workforce management                 $ 14,254
           Vacated facility impairment               905
                                                --------
           Restructuring and special charges      15,159
           Inventory write-downs                   1,255
           Other charges                             191
                                                --------
           Total special charges (pre-tax)      $ 16,605
                                                ========
           After-tax earnings per share impact  $   0.16
                                                ========

Inventory write-downs related specifically to order cancellations and were included in cost of goods sold. All of the items shown above related to actions taken as a direct result of the economic downturn.

Quarterly Segment Results

Turbine Systems

Turbine Systems' segment net sales for the second quarter of 2010, which includes intersegment sales, were $147.1 million, a decrease of 12 percent from $168.0 million for the second quarter a year ago. Segment earnings for the second quarter of 2010 declined to $32.4 million from $37.6 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 22.0 percent this quarter compared to 22.4 percent in the same quarter of the prior year.

The sales decline was driven by our industrial turbine and business jet markets. Segment earnings reflected the impact of the sales decline, partially offset by stability in aftermarket sales and restructuring savings, resulting in largely consistent segment earnings as a percent of sales this quarter compared to the prior year quarter.

Airframe Systems

Airframe Systems' segment net sales for the second quarter, which includes intersegment sales, were $90.9 million, an increase of $39.3 million from $51.6 million in the second quarter a year ago. Segment earnings for this quarter were $5.0 million compared to $3.2 million in the second quarter of 2009. Segment earnings as a percent of segment net sales were 5.5 percent this quarter compared to 6.3 percent in the same quarter for the prior year.

Net sales results reflected an increase of $59.1 million related to the acquisition of HRT at the beginning of the third quarter of 2009. Segment earnings increased as a result of the HRT acquisition and restructuring savings, largely offset by the impact of organic sales volume declines.

Electrical Power Systems

Electrical Power Systems' segment net sales for the second quarter, which includes intersegment sales, were $54.5 million, a decrease of 7 percent from $58.5 million for the second quarter a year ago. Segment earnings for this quarter were $4.9 million compared to $9.1 million for the same quarter last year. Segment earnings as a percent of segment net sales were 8.9 percent this quarter compared to 15.6 percent in the same quarter for the prior year.

Sales increases in non-wind power generation and distribution business and approximately $3 million of favorable impact related to foreign currency exchange rates were more than offset by decreases in wind turbine converter sales. Segment earnings reflected the decreased volumes, increased costs associated with expansion of wind converter production into the United States and China, and higher variable compensation costs.

Engine Systems

Engine Systems' segment net sales for the second quarter, which includes intersegment sales, were $78.2 million compared to $85.2 million for last year's second quarter, a decrease of 8 percent. Segment earnings for this quarter increased to $6.1 million from $4.9 million for the same period a year ago. Segment earnings as a percent of segment net sales were 7.9 percent this quarter compared to 5.7 percent in the same quarter last year.

Sales related to short-cycle engine products supporting construction and transportation markets showed improvement, although more than offset by lower sales attributable to large engine applications which serve the marine and power generation markets. Segment earnings increased due to savings from restructuring and other cost reductions, partially offset by the decline in sales volume.

Nonsegment

Nonsegment expenses totaled $5.3 million for the second quarter of 2010, compared to $23.5 million for the same quarter last year. The second quarter of 2009 nonsegment expenses included previously discussed special charges of $16.6 million. Without these charges, nonsegment expenses in the second quarter of 2009 were $6.9 million, or 2.1 percent of net external sales. Nonsegment expenses were 1.5 percent of net external sales for the second quarter of 2010. The decline in the second quarter of 2010 resulted predominantly from cost reduction efforts and reductions in variable compensation.

Year-to-Date Segment Results

Turbine Systems

Turbine Systems' segment net sales for the six-month period, which includes intersegment sales, were $289.5 million, a decrease of 11 percent from $324.9 million for the same period a year ago. Segment earnings for the six-month period declined to $64.4 million from $70.9 million for the same period a year ago. Segment earnings as a percent of segment net sales improved to 22.3 percent for the first six months of fiscal 2010 compared to 21.8 percent in the same period of the prior year.

Airframe Systems

Airframe Systems' segment net sales for the six-month period, which includes intersegment sales, were $182.6 million, an increase of $78.7 million from $103.9 million in the first six months of 2009. Segment earnings for the six-month period were $7.4 million compared to $5.0 million in the same period a year ago. Segment earnings as a percent of segment net sales were 4.0 percent this six-month period compared to 4.8 percent in the same period of the prior year.

Net sales for the six-month period reflected an increase of $117.3 million related to the acquisition of HRT at the beginning of the third quarter of 2009. Segment earnings reflected $14.4 million of earnings related to the HRT acquisition.

Electrical Power Systems

Electrical Power Systems' segment net sales for the six-month period, which includes intersegment sales, were $111.3 million, a decrease of 8 percent from $120.4 million for same period a year ago. Segment earnings for the six-month period were $12.2 million compared to $18.3 million for the same period last year. Segment earnings as a percent of segment net sales were 10.9 percent this six-month period compared to 15.2 percent for the same period last year.

Engine Systems

Engine Systems' segment net sales for the six-month period, which includes intersegment sales, were $146.1 million compared to $190.5 million for the same period last year, a decrease of 23 percent. Segment earnings for this six-month period decreased to $9.4 million from $12.5 million for the same period a year ago. Segment earnings as a percent of segment net sales were 6.4 percent this six-month period compared to 6.5 percent in the same period last year.

Nonsegment

Nonsegment expenses totaled $10.7 million for the first six months of 2010, compared to $31.3 million for the same six-month period last year. Excluding the previously discussed special charges of $16.6 million, 2009 nonsegment expenses would have been $14.7 million.

Cash Flow and Financial Position

Net cash generated from operating activities improved to $126.0 million for the six-month period compared with $51.8 million for the first six months of 2009. Free cash flow was $111.8 million the first six months of 2010 compared to $36.5 million for the same period of 2009. Capital expenditures for the six-month period were $14.1 million compared with $15.4 million for the first six months of last year.

During the six months ended March 31, 2010, total debt was reduced by approximately $109 million. As a result, the ratio of debt-to-debt-plus-equity was 38.4 percent at March 31, 2010 compared to 44.6 percent at September 30, 2009.

Outlook

"Order activity and leading economic indicators are pointing to recovery in our markets. We will see the upturn spread over our mix of both short- and long-cycle businesses through future periods," added Mr. Gendron. "This is as we anticipated and as a result our overall outlook for the balance of the year, consistent with our original guidance, is that we expect net sales to be between $1.4 billion and $1.5 billion and diluted earnings per share to be between $1.40 and $1.60."

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, and forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) "Organic" net sales or EBIT refer to financial information of Woodward businesses excluding the April 3, 2009 acquisition of the HR Textron ("HRT") business. HRT is being integrated into the Airframe Systems business segment.

(2) EBIT is defined as net earnings attributable to both Woodward Governor Company and any noncontrolling interest before interest and taxes.

(3) Represents net earnings attributable to Woodward Governor Company

Conference Call

Woodward will hold an investor conference call at 5:00 p.m. EDT on Thursday, April 22, 2010 to provide an overview of the financial performance for the six-month period, business highlights, and outlook for the remainder of fiscal 2010. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-238-0637 (domestic) or 1-703-639-1156 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1436759. An audio replay will be available by telephone from 8:00 p.m. EDT on April 22, 2010 until 11:59 p.m. EDT on April 26, 2010. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1436759.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid and electrical energy and combustion and motion control systems help customers offer cleaner, more reliable and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply, to the US Government's satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; Woodward's substantial debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2009 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                 Three Months Ended     Six Months Ended
                                      March 31,             March 31,
(Unaudited - in thousands       --------------------  --------------------
 except per share amounts)        2010       2009       2010       2009
                                ---------  ---------  ---------  ---------

Net sales                       $ 349,352  $ 334,661  $ 688,660  $ 679,405
                                ---------  ---------  ---------  ---------
Costs and expenses:
 Cost of goods sold               244,316    235,539    483,868    479,825
 Selling, general, and
  administrative expenses          34,130     29,093     66,965     61,553
 Research and development costs    19,698     18,796     38,012     37,880
 Amortization of intangible
  assets                            8,655      5,055     17,836      9,883
 Restructuring and other
  charges                               -     15,159          -     15,159
 Interest expense                   7,324      6,707     15,575     13,244
 Interest income                     (120)      (221)      (230)      (883)
 Other income                        (473)      (338)      (827)      (369)
 Other expense                          4         16        153        100
                                ---------  ---------  ---------  ---------
Total costs and expenses          313,534    309,806    621,352    616,392
                                ---------  ---------  ---------  ---------
Earnings before income taxes       35,818     24,855     67,308     63,013
Income taxes                      (11,642)    (6,333)   (20,686)   (17,388)
                                ---------  ---------  ---------  ---------
Net earnings                       24,176     18,522     46,622     45,625
Net earnings attributable to
 noncontrolling interests, net
 of tax                              (108)       (48)      (198)       (87)
                                ---------  ---------  ---------  ---------
Net earnings attributable to
 Woodward                       $  24,068  $  18,474  $  46,424  $  45,538
                                =========  =========  =========  =========

Earnings per share amounts:
Basic earnings per share
 attributable to Woodward       $    0.35  $    0.27  $    0.68  $    0.67
Diluted earnings per share
 attributable to Woodward       $    0.34  $    0.27  $    0.66  $    0.66
                                =========  =========  =========  =========
Weighted average common shares
 outstanding:
Basic                              68,436     67,824     68,398     67,810
Diluted                            69,876     68,832     69,830     69,067
                                =========  =========  =========  =========
Cash dividends per share        $    0.06  $    0.06  $    0.12  $    0.12
                                =========  =========  =========  =========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    March 31, September 30,
(Unaudited - in thousands)                             2010        2009
                                                    ----------- -----------

Assets
 Current assets:
  Cash and cash equivalents                         $    72,560 $   100,863
  Accounts receivable                                   195,837     209,626
  Inventories                                           291,600     302,339
  Income taxes receivable                                13,196      16,302
  Deferred income tax assets                             38,054      45,413
  Other current assets                                   22,612      21,701
                                                    ----------- -----------
    Total current assets                                633,859     696,244
 Property, plant, and equipment-net                     196,899     208,885
 Goodwill                                               437,928     442,802
 Intangible assets - net                                309,322     327,773
 Deferred income tax assets                               7,248       8,200
 Other assets                                            13,082      12,518
                                                    ----------- -----------
Total assets                                        $ 1,598,338 $ 1,696,422
                                                    =========== ===========

Liabilities and stockholders' equity
 Current liabilities:
  Short-term borrowings                             $         - $         -
  Current portion of long-term debt                      18,522      45,569
  Accounts payable                                       91,446      81,108
  Income taxes payable                                    6,055       8,084
  Accrued liabilities                                   103,950     127,317
                                                    ----------- -----------
     Total current liabilities                          219,973     262,078
 Long-term debt, less current portion                   445,137     526,771
 Deferred income tax liabilities                         83,130      86,048
 Other liabilities                                      106,641     110,010
                                                    ----------- -----------
 Total liabilities                                      854,881     984,907
 Stockholders' equity                                   743,457     711,515
                                                    ----------- -----------
Total liabilities and stockholders' equity          $ 1,598,338 $ 1,696,422
                                                    =========== ===========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Six Months Ended
                                                            March 31,
                                                      --------------------
(Unaudited - in thousands)                              2010       2009
                                                      ---------  ---------
Net cash provided by operating activities             $ 125,981  $  51,826
                                                      ---------  ---------

Cash flows from investing activities:
Business acquisitions, net of cash acquired             (25,000)  (369,065)
Payments for purchase of property, plant, and
 equipment                                              (14,136)   (15,354)
Proceeds from sale of plant, property and equipment         246        188
Working capital adjustment on disposal of Fuel and
 Pneumatics product line                                    660          -
                                                      ---------  ---------
Net cash used in investing activities                   (38,230)  (384,231)
                                                      ---------  ---------

Cash flows from financing activities:
Cash dividends paid                                      (8,207)    (8,136)
Proceeds from sales of treasury stock                     1,655        888
Excess tax benefits from stock compensation                 541        211
Proceeds from issuance of long-term debt                      -    400,000
Payments of long-term debt                             (108,569)   (12,850)
Borrowings on revolving lines of credit and
 short-term borrowings                                   32,715     31,853
Payments on revolving lines of credit and short-term
 borrowings                                             (32,715)   (35,884)
Payment of long-term debt assumed in MPC acquisition          -    (18,610)
Payment for cash flow hedge                                   -     (1,308)
Debt issuance costs                                           -     (3,081)
                                                      ---------  ---------
Net cash provided by (used in) financing activities    (114,580)   353,083
                                                      ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents                                             (1,474)    (3,638)
                                                      ---------  ---------
Net change in cash and cash equivalents                 (28,303)    17,040
Cash and cash equivalents at beginning of period        100,863    109,833
                                                      ---------  ---------
Cash and cash equivalents at end of period            $  72,560  $ 126,873
                                                      =========  =========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                 Three Months Ended     Six Months Ended
                                      March 31,             March 31,
                                --------------------  --------------------
(Unaudited - in thousands)        2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Segment net sales *:
Turbine Systems                 $ 147,113  $ 168,043  $ 289,529  $ 324,862
Airframe Systems                   90,873     51,610    182,600    103,928
Electrical Power Systems           54,527     58,521    111,330    120,363
Engine Systems                     78,223     85,234    146,102    190,528
                                ---------  ---------  ---------  ---------
Total segment net sales         $ 370,736  $ 363,408  $ 729,561  $ 739,681
                                =========  =========  =========  =========
Intersegment net sales:
Turbine Systems                 $  (2,269) $  (3,472) $  (4,599) $  (8,009)
Airframe Systems                     (613)      (701)    (1,291)    (1,359)
Electrical Power Systems          (10,863)   (13,300)   (18,785)   (27,225)
Engine Systems                     (7,639)   (11,274)   (16,226)   (23,683)
                                ---------  ---------  ---------  ---------
Total consolidated net sales    $ 349,352  $ 334,661  $ 688,660  $ 679,405
                                =========  =========  =========  =========
Segment earnings**:
Turbine Systems                 $  32,355  $  37,635  $  64,429  $  70,879
As a percent of segment sales        22.0%      22.4%      22.3%      21.8%
Airframe Systems                    4,976      3,233      7,385      5,034
As a percent of segment sales         5.5%       6.3%       4.0%       4.8%
Electrical Power Systems            4,859      9,137     12,182     18,303
As a percent of segment sales         8.9%      15.6%      10.9%      15.2%
Engine Systems                      6,147      4,882      9,382     12,468
As a percent of segment sales         7.9%       5.7%       6.4%       6.5%
                                ---------  ---------  ---------  ---------
Total segment earnings             48,337     54,887     93,378    106,684
Nonsegment expenses                (5,315)   (23,546)   (10,725)   (31,310)
                                ---------  ---------  ---------  ---------
EBIT                               43,022     31,341     82,653     75,374
Interest expense and income, net   (7,204)    (6,486)   (15,345)   (12,361)
                                ---------  ---------  ---------  ---------
 Consolidated earnings before
  income taxes                  $  35,818  $  24,855  $  67,308  $  63,013
                                =========  =========  =========  =========

Capital expenditures            $   5,156  $   6,849  $  14,136  $  15,354
Depreciation expense               10,403      9,298     20,158     18,475
                                =========  =========  =========  =========

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.
**This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.

Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                 Three Months Ended     Six Months Ended
                                      March 31,             March 31,
                                --------------------  --------------------
(Unaudited - in thousands)        2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Net earnings                    $  24,176  $  18,522  $  46,622  $  45,625
Income taxes                       11,642      6,333     20,686     17,388
Interest expense                    7,324      6,707     15,575     13,244
Interest income                      (120)      (221)      (230)      (883)
                                ---------  ---------  ---------  ---------
EBIT                               43,022     31,341     82,653     75,374
Amortization of intangible
 assets                             8,655      5,055     17,836      9,883
Depreciation expense               10,403      9,298     20,158     18,475
                                ---------  ---------  ---------  ---------
EBITDA                          $  62,080  $  45,694  $ 120,647  $ 103,732
                                =========  =========  =========  =========

EBIT                            $  43,022  $  31,341  $  82,653  $  75,374
Less: HRT operating income         (8,297)         -    (14,397)         -
                                ---------  ---------  ---------  ---------
ORGANIC EBIT                    $  34,725  $  31,341  $  68,256  $  75,374
                                =========  =========  =========  =========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's performance without financing and tax related considerations, as these elements may not fluctuate with operating results. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, and forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. As EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward Governor Company and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                                        Six Months Ended
                                                            March 31,
                                                      --------------------
(Unaudited - in thousands)                              2010       2009
                                                      ---------  ---------

Net cash provided by operating activities             $ 125,981  $  51,826
Capital expenditures                                    (14,136)   (15,354)
                                                      ---------  ---------
Free cash flow                                        $ 111,845  $  36,472
                                                      =========  =========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058